Exhibit 99.1

MasterCard Incorporated Reports

Third-Quarter 2012 Financial Results

•	Net income of $772 million, or $6.17 per diluted share

•	Net revenue increase of 5%, to $1.9 billion

•	Gross dollar volume up 14% and purchase volume up 12%

Purchase, NY, October 31, 2012 – MasterCard Incorporated (NYSE: MA) today announced financial results for the third quarter of 2012. The company reported net income of $772 million, up 8%, and earnings per diluted share of $6.17, up 10%, in each case versus the year-ago period.

Net revenue for the third quarter of 2012 was $1.9 billion, a 5% increase versus the same period in 2011. Adjusted for currency, net revenue increased 10% compared to the same period in 2011. Net revenue growth was driven by the impact of the following:

•	A 14% increase in gross dollar volume on a local currency basis, to $918 billion;

•	An increase in processed transactions of 24%, to 8.7 billion; and

•	An increase in cross-border volumes of 14%.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes.

Worldwide purchase volume during the quarter was up 12% on a local currency basis versus the third quarter of 2011, to $676 billion. As of September 30, 2012, the company’s customers had issued 1.9 billion MasterCard and Maestro-branded cards.

“MasterCard continues to drive solid financial performance and focus on executing key deals, investments and partnerships,” said Ajay Banga, MasterCard president and CEO. “We won significant business in Europe this quarter with Nordea, Credit Agricole and CSOB in the Czech Republic and, in the U.S., we acquired loyalty reward provider Truaxis to better connect consumers with targeted, relevant offers.

“Additionally, emerging geographies and governments continue to provide great opportunities for growth. In Africa, our win with Nakumatt, the largest supermarket chain in East Africa, is expected to deliver more than a million multi-currency prepaid loyalty cards to consumers. We also continue to support governments around the world, including new programs in the U.S. and Mexico with several large government agencies that help save money and deliver more effective and efficient programs and benefits,” Banga concluded.

-more-

MasterCard Incorporated – Page 2

Total operating expenses increased 5%, to $854 million in the third quarter of 2012. Adjusted for currency, operating expenses increased 8%. The increase in total operating expenses was primarily driven by higher personnel costs related to strategic initiatives.

Operating income for the third quarter of 2012 increased 6% over the year-ago period, and the company delivered an operating margin of 55.5%.

MasterCard reported other income of $2 million in the third quarter of 2012 versus other income of $28 million in the third quarter of 2011. The decrease was primarily driven by lower realized gains on sales of investments, an adjustment to acquisition-related provisions in last year’s third quarter and increased expenses from investments in joint ventures.

The effective tax rate was 27.6% in the third quarter of 2012, versus a rate of 30.5% in the comparable period in 2011. The decrease was primarily due to a discrete benefit related to additional export incentives and a benefit from a deduction related to the Company’s authorization software.

During the third quarter of 2012, MasterCard repurchased approximately 500,000 shares of Class A common stock at a cost of $216 million. Quarter-to-date through October 25, the company repurchased approximately 255,000 additional shares at a cost of approximately $119 million, with $1.1 billion remaining under the most recent $1.5 billion repurchase program authorization.

Year-to-Date 2012 Results

For the nine months ended September 30, 2012, MasterCard reported net income of $2.2 billion, or $17.18 per diluted share, excluding a special item taken in the second quarter for an incremental $13 million after-tax charge related to the U.S. merchant litigations. Including the special item, diluted earnings per share was $17.07.

Net revenue for the nine months ended September 30, 2012 was $5.5 billion, an increase of 10% versus the same period in 2011, or 14% adjusted for currency. Gross dollar volume growth of 16%, transaction processing growth of 27% and cross-border volume growth of 16% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed customer agreements and increased volumes.

Excluding the special item, operating expenses increased 8%, to $2.4 billion, for the nine months ended September 30, 2012, primarily due to higher personnel costs related to strategic initiatives. Excluding currency fluctuations and the special item, total operating expenses increased 10%. Including the special item in the second quarter, total operating expenses increased 9%.

Excluding the special item, operating income increased 12% for the nine months ended September 30, 2012 versus the same period in 2011, delivering an operating margin of 55.6%.

MasterCard Incorporated – Page 3

MasterCard reported no other income/expense for the nine months ended September 30, 2012, versus other income of $35 million in the same period last year. This decrease was primarily driven by lower realized gains on sales of investments, increased expenses from investments in joint ventures and an adjustment to acquisition-related provisions made in last year’s third quarter.

MasterCard’s effective tax rate was 29.1% in the nine months ended September 30, 2012, including the special item, compared to a rate of 31.6% in the comparable period in 2011. The decrease was primarily due to discrete benefits related to additional export incentives and the conclusion of tax examinations in certain jurisdictions.

Third-Quarter Financial Results Conference Call Details

At 10:00 a.m. ET today, the company will host a conference call to discuss its third-quarter results.

The dial-in information for this call is 888-771-4371 (within the U.S.) and 847-585-4405 (outside the U.S.) and the passcode is 33358414. A replay of the call will be available for one week following the meeting. The replay can be accessed by dialing 888-843-7419 (within the U.S.) and 630-652-3042 (outside the U.S.) and using passcode 33358414.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at mastercard.com.

Non-GAAP Financial Information

The company’s total operating expenses, operating income, net income and earnings per share, excluding the special item, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables. Presentation of growth rates adjusted for currency also represents a non-GAAP measure.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a global payments and technology company. It operates the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Conversations Blog and subscribe for the latest news.

MasterCard Incorporated – Page 4

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the Company’s ability to execute on key deals, investments and partnerships globally, including in emerging markets, in order to benefit consumers and support governments around the world to deliver more effective and efficient programs and benefits.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2011, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2012, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jim Issokson, james_issokson@mastercard.com, 914-249-6286

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions, except per share data)
Revenues, net	$1,918	$1,818	$5,496	$4,986
Operating Expenses
General and administrative	620	565	1,790	1,599
Advertising and marketing	176	200	480	522
Depreciation and amortization	58	51	168	142
Provision for litigation settlement	—	—	20	—

Total operating expenses	854	816	2,458	2,263

Operating income	1,064	1,002	3,038	2,723
Other Income (Expense)
Investment income	9	17	27	40
Interest expense	(4)	(6)	(13)	(18)
Other income (expense), net	(3)	17	(14)	13

Total other income (expense)	2	28	—	35

Income before income taxes	1,066	1,030	3,038	2,758
Income tax expense	294	314	885	872

Net income	772	716	2,153	1,886
Loss attributable to non-controlling interests	—	1	1	1

Net Income Attributable to MasterCard	$772	$717	$2,154	$1,887

Basic Earnings per Share	$6.19	$5.65	$17.13	$14.71

Basic Weighted Average Shares Outstanding	125	127	126	128

Diluted Earnings per Share	$6.17	$5.63	$17.07	$14.66

Diluted Weighted Average Shares Outstanding	125	127	126	129

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2012	December 31, 2011
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,045	$3,734
Investment securities available-for-sale	2,594	1,215
Accounts receivable	912	808
Settlement due from customers	815	601
Restricted security deposits held for customers	775	636
Prepaid expenses and other current assets	575	404
Deferred income taxes	356	343

Total Current Assets	9,072	7,741
Property, plant and equipment, net	465	449
Deferred income taxes	101	88
Goodwill	1,087	1,014
Other intangible assets, net of accumulated amortization	676	665
Other assets	719	736

Total Assets	$12,120	$10,693

LIABILITIES AND EQUITY
Accounts payable	$319	$360
Settlement due to customers	839	699
Restricted security deposits held for customers	775	636
Accrued litigation	790	770
Accrued expenses	1,620	1,610
Other current liabilities	205	142

Total Current Liabilities	4,548	4,217
Deferred income taxes	103	113
Other liabilities	545	486

Total Liabilities	5,196	4,816
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 133,420,992 and 132,771,392 shares issued and 119,503,347 and 121,618,059 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 5,010,762 and 5,245,676 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,619	3,519
Class A treasury stock, at cost, 13,917,645 and 11,153,333 shares, respectively	(3,527)	(2,394)
Retained earnings	6,786	4,745
Accumulated other comprehensive income (loss)	34	(2)

Total Stockholders’ Equity	6,912	5,868
Non-controlling interests	12	9

Total Equity	6,924	5,877

Total Liabilities and Equity	$12,120	$10,693

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2012	2011
	(in millions)
Operating Activities
Net income	$2,153	$1,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	168	142
Share-based payments	66	53
Stock units withheld for taxes	(41)	(33)
Tax benefit for share-based compensation	(46)	(11)
Deferred income taxes	(40)	136
Other	35	7
Changes in operating assets and liabilities:
Accounts receivable	(112)	(100)
Income taxes receivable	(53)	—
Settlement due from customers	(213)	(16)
Prepaid expenses	(122)	39
Obligations under litigation settlements	20	(302)
Accounts payable	(36)	(8)
Settlement due to customers	140	(84)
Accrued expenses	129	163
Net change in other assets and liabilities	34	28

Net cash provided by operating activities	2,082	1,900

Investing Activities
Acquisition of businesses, net of cash acquired	(70)	(460)
Purchases of investment securities available-for-sale	(2,123)	(188)
Purchases of property, plant and equipment	(68)	(51)
Capitalized software	(96)	(65)
Proceeds from sales of investment securities available-for-sale	195	371
Proceeds from maturities of investment securities available-for-sale	576	36
Proceeds from maturities of investment securities held-to-maturity	—	301
Investment in nonmarketable equity investments	(25)	(8)
Other investing activities	(1)	9

Net cash used in investing activities	(1,612)	(55)

Financing Activities
Purchases of treasury stock	(1,135)	(1,118)
Dividends paid	(94)	(58)
Payment of debt	—	(21)
Tax benefit for share-based compensation	46	11
Cash proceeds from exercise of stock options	28	15
Contribution by non-controlling interest	4	—

Net cash used in financing activities	(1,151)	(1,171)

Effect of exchange rate changes on cash and cash equivalents	(8)	12

Net (decrease) increase in cash and cash equivalents	(689)	686
Cash and cash equivalents - beginning of period	3,734	3,067

Cash and cash equivalents - end of period	$3,045	$3,753

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$73	$549

Fair value of liabilities assumed related to acquisitions	$3	$89

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended September 30, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$251	18.0%	21.2%	$170	19.5%	1,760	$81	25.2%	614	331	359	10.3
Canada	32	4.1%	5.6%	30	6.0%	331	3	1.9%	6	41	50	0.9
Europe	271	4.6%	14.5%	188	10.9%	2,683	82	24.0%	492	249	265	9.9
Latin America	74	4.0%	16.4%	44	18.8%	968	30	13.1%	178	115	133	4.9

Worldwide less United States	628	9.4%	16.8%	432	14.5%	5,743	196	22.3%	1,291	736	808	26.1
United States	290	7.0%	7.0%	244	7.4%	4,399	46	5.2%	308	279	313	8.8

Worldwide	918	8.7%	13.5%	676	11.8%	10,142	241	18.6%	1,598	1,015	1,121	34.9
MasterCard Credit and Charge Programs
Worldwide less United States	394	7.3%	13.3%	346	13.8%	4,085	48	10.2%	202	470	532
United States	142	0.9%	0.9%	134	3.2%	1,576	7	-28.7%	7	148	177

Worldwide	536	5.6%	9.8%	480	10.6%	5,660	55	3.0%	209	619	710
MasterCard Debit Programs
Worldwide less United States	234	13.2%	23.3%	86	17.6%	1,658	147	26.8%	1,088	266	276
United States	149	13.5%	13.5%	110	12.9%	2,823	39	15.3%	301	131	135

Worldwide	382	13.3%	19.3%	196	15.0%	4,482	186	24.2%	1,389	397	411

	For the 9 Months ended September 30, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$707	20.6%	22.6%	$479	21.6%	4,981	$228	24.7%	1,710	331	359
Canada	93	5.2%	7.8%	85	8.8%	944	8	-1.7%	17	41	50
Europe	776	7.3%	16.4%	545	12.4%	7,617	230	27.3%	1,389	249	265
Latin America	218	7.6%	19.5%	131	24.0%	2,814	86	13.1%	528	115	133

Worldwide less United States	1,794	12.1%	18.6%	1,241	16.7%	16,356	553	23.3%	3,644	736	808
United States	864	9.8%	9.8%	726	9.6%	12,972	138	10.9%	912	279	313

Worldwide	2,658	11.4%	15.6%	1,967	14.0%	29,327	691	20.6%	4,556	1,015	1,121
MasterCard Credit and Charge Programs
Worldwide less United States	1,134	10.3%	15.5%	995	16.2%	11,739	139	10.5%	582	470	532
United States	415	3.7%	3.7%	394	5.4%	4,608	21	-20.8%	20	148	177

Worldwide	1,549	8.4%	12.1%	1,389	12.9%	16,348	160	5.1%	602	619	710
MasterCard Debit Programs
Worldwide less United States	660	15.5%	24.5%	246	18.7%	4,616	414	28.2%	3,063	266	276
United States	449	16.2%	16.2%	332	15.1%	8,363	118	19.3%	892	131	135

Worldwide	1,109	15.7%	21.0%	578	16.6%	12,980	531	26.1%	3,955	397	411

	For the 3 Months ended September 30, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$212	35.4%	25.4%	$144	27.2%	1,483	$68	21.7%	474	288	313
Canada	31	14.7%	8.0%	28	10.7%	305	3	-13.8%	6	40	48
Europe	259	25.1%	17.3%	185	13.7%	2,328	74	27.6%	412	213	228
Latin America	71	31.0%	25.1%	43	30.5%	856	28	17.5%	170	106	129

Worldwide less United States	574	28.8%	20.6%	401	19.7%	4,971	172	22.6%	1,062	646	719
United States	271	13.7%	13.7%	227	13.5%	4,043	44	15.1%	276	271	304

Worldwide	845	23.5%	18.3%	629	17.4%	9,014	216	21.0%	1,338	917	1,023
MasterCard Credit and Charge Programs
Worldwide less United States	367	25.2%	17.5%	321	19.6%	3,644	46	4.9%	184	446	507
United States	140	7.2%	7.2%	130	7.0%	1,556	10	10.3%	8	145	175

Worldwide	507	19.6%	14.5%	451	15.6%	5,200	56	5.8%	192	592	682

MasterCard Debit Programs
Worldwide less United States	207	35.8%	26.4%	81	20.2%	1,327	126	30.8%	878	199	212
United States	131	21.6%	21.6%	97	23.5%	2,487	34	16.6%	268	126	129

Worldwide	337	29.9%	24.5%	178	22.0%	3,814	160	27.5%	1,146	325	341

	For the 9 Months ended September 30, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$586	33.1%	23.5%	$397	25.4%	4,171	$190	19.7%	1,324	288	313
Canada	88	14.1%	7.6%	80	9.5%	855	9	-7.3%	16	40	48
Europe	723	23.9%	16.7%	524	13.6%	6,573	198	25.9%	1,148	213	228
Latin America	202	31.0%	23.3%	119	28.1%	2,381	83	17.0%	503	106	129

Worldwide less United States	1,600	27.4%	19.4%	1,120	18.7%	13,980	480	21.1%	2,990	646	719
United States	787	9.9%	9.9%	662	10.8%	11,675	125	5.3%	800	271	304

Worldwide	2,387	21.0%	16.1%	1,782	15.6%	25,655	605	17.4%	3,790	917	1,023
MasterCard Credit and Charge Programs
Worldwide less United States	1,028	23.3%	15.5%	896	17.9%	10,292	132	1.8%	528	446	507
United States	400	5.8%	5.8%	374	6.0%	4,448	26	3.3%	22	145	175

Worldwide	1,428	17.8%	12.6%	1,270	14.1%	14,740	158	2.0%	551	592	682
MasterCard Debit Programs
Worldwide less United States	572	35.7%	27.0%	224	21.9%	3,688	348	30.5%	2,462	199	212
United States	387	14.4%	14.4%	288	17.6%	7,227	99	5.8%	778	126	129

Worldwide	958	26.2%	21.6%	512	19.4%	10,915	446	24.1%	3,240	325	341

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2012, certain MasterCard Debit and Credit Programs in the Europe region have changed due to a reclassification of programs. There is no impact at the All MasterCard Programs level. In addition, Purchase Transactions for certain Credit Programs in the Latin America region have been restated due to revisions from several customers. MasterCard revenue is not impacted from these changes. Data for the comparable periods in 2012, 2011 and 2010 have been restated to be consistent with these approaches.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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MasterCard Incorporated – Page 10

GAAP Reconciliation

($ in millions, except per share data)

	Nine Months Ended September 30, 2012				Nine Months Ended September 30, 2011
	Actual	Special Item		Non-GAAP	Actual
Provision for litigation settlement	$20	$(20)		$—	$—
Total operating expenses	2,458	(20)		2,438	2,263
Operating income	3,038	20		3,058	2,723
Operating Margin	55.3%			55.6%	54.6%
Income before income taxes	3,038	20		3,058	2,758
Income tax expense	885	7	a	892	872
Net Income Attributable to MasterCard	2,154	13		2,167	1,887

Basic Net Income per Share	$17.13	$0.10		$17.23	$14.71
Diluted Net Income per Share	$17.07	$0.11		$17.18	$14.66

a- Tax effect of provision for litigation settlement